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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): February 1, 2001




                                  Advanta Corp.
             (Exact name of registrant as specified in its charter)




            Delaware                       0-14120               23-1462070
(State or other jurisdiction          (Commission File         (IRS Employer
 of incorporation)                        Number)            Identification No.)



Welsh and McKean Roads, P.O. Box 844, Spring House, PA                  19477
(Address of principal executive offices)                              (Zip Code)



Registrant's telephone number, including area code: (215) 657-4000



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Form 8-K                               Advanta Corp.
February 1, 2001

ITEM 5.           OTHER EVENTS

                  FleetBoston and certain of its subsidiaries, with which Advanta is engaged in long-standing litigation, have filed a complaint in an attempt to block the previously announced sale of Advanta's mortgage business to Chase Manhattan Mortgage Corp. The complaint alleges that the terms of the proposed sale to Chase breach a provision of Fleet's 1998 agreement to acquire Advanta's consumer credit card business which essentially requires a buyer of "substantially all" of Advanta's assets to assume any remaining obligations tied to the transaction with Fleet. The complaint seeks preliminary and permanent injunctive relief against the proposed sale to Chase, unless the sale's terms require Chase to assume Advanta's alleged obligations to Fleet. The complaint was filed in Delaware Chancery Court as a related case to the pending litigation and will be heard by the same judge.

                  Because the proposed sale of Advanta's mortgage business represents a sale of approximately 33% of the assets Advanta owned as of September 30, 2000, we believe that Fleet's allegations are without merit and will present no impediment to the sale to Chase. The Company anticipates closing the transaction with Chase during the first quarter and transition activities are proceeding on track. After the sale, Advanta will continue to operate its profitable business card business, one of the nation's largest issuers of MasterCard business credit cards to small businesses.

                  This Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) the uncertainties of litigation; (2) the timing and closing of the sale of the mortgage business; (3) factors affecting the final purchase price of the sale of the mortgage business; and (4) the approval of the sale by regulatory agencies and Advanta stockholders. Additional risks that may affect Advanta's future performance are detailed in Advanta Corp.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.



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Form 8-K                                    Advanta Corp.
February 1, 2001


                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   Advanta Corp.


                                   By:  /s/Elizabeth H. Mai
                                        ----------------------------------------
                                        Elizabeth H. Mai, Senior Vice President,
                                                 Secretary and General Counsel



February 5, 2001